EXHIBIT 21.1

SUBSIDIARIES OF CURATECH INDUSTRIES, INC.

Name of Subsidiary	Jurisdiction of Organization

MedaCure International, Inc. (Wholly owned subsidiary)	Nevada

CuraTech Acquisitions, Inc. (Wholly owned subsidiary - merged with and into MedaCure International, Inc.)	Nevada